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                    BANK OF BOSTON CORPORATION                     EXHIBIT 12(a)
       COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                       (Excluding Interest on Deposits)

The Corporation's ratios of earnings to fixed charges (excluding interest on deposits) for the nine months ended September 30, 1994 and 1993 and for the five years ended December 31, 1993 were as follows:


                                                  Nine Months                                 Years
                                                      Ended                                   Ended
                                                  September 30                             December 31
                                             ----------------------   -------------------------------------------------------
(Dollars in thousands)
                                                  1994      1993         1993       1992        1991        1990         1989
                                             ---------   -------      -------    -------    --------    --------    ---------
Net  income (loss)                         $   314,609 $ 196,514    $ 299,026  $ 278,881  $ (113,155) $ (468,248) $   138,114
Extraordinary items, net of tax                  6,535                           (72,968)     (7,758)    (43,649)
Cumulative effect of changes
  in accounting principles, net of tax                   (24,203)     (24,203)

Income tax expense (benefit)                   255,113   135,461      214,683    152,781     (57,990)      2,579       84,951
                                             ---------   -------      -------    -------    --------    --------    ---------
  Pretax earnings (loss)                   $   576,257 $ 307,772    $ 489,506  $ 358,694  $ (178,903) $ (509,318) $   223,065
                                             =========   =======      =======    =======    ========    ========    =========

Fixed charges:
  Portion of rental expense
  (net of sublease rental income)
  which approximates the interest factor        20,068    20,338       27,063     28,159      30,370      38,747       35,482


Interest on borrowed funds                     692,591   255,092      377,874    344,908     361,510     592,028    1,081,007
                                             ---------   -------      -------    -------    --------    --------    ---------

       Total fixed charges                     712,659   275,430      404,937    373,067     391,880     630,775    1,116,489
                                             ---------   -------      -------    -------    --------    --------    ---------

Earnings (for ratio calculation)           $ 1,288,916 $ 583,202    $ 894,443  $ 731,761  $  212,977  $  121,457  $ 1,339,554
                                             =========   =======      =======    =======    ========    ========    =========


Total fixed charges                        $   712,659 $ 275,430    $ 404,937  $ 373,067  $  391,880  $  630,775  $ 1,116,489
                                             =========   =======      =======    =======    ========    ========    =========

Ratio of earnings to fixed charges                1.81      2.12         2.21       1.96         .54         .19         1.20
                                             =========   =======      =======    =======    ========    ========    =========

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For purposes of computing the consolidated ratio of earnings to fixed charges
"earnings" represent income (loss) before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. "Fixed charges" include gross interest expense (excluding interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Ratios for the periods presented reflect the reclassification, where appropriate, of Brazilian translation gains and losses more fully discussed in Note 11 to the Financial
Statements.